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                                                                   EXHIBIT 10.36

                             PUBLIC HEALTH SERVICE
                COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

This Cooperative Research and Development Agreement, hereinafter referred to as the "CRADA," consists of this Cover Page, an attached Agreement, and various Appendices referenced in the Agreement. This Cover Page serves to identify the Parties to this CRADA:

     (1) the following Bureau(s), Institute(s), Center(s) or Division(s) of the National Institutes of Health ("NIH"), the Food and Drug Administration ("FDA"), and the Centers for Disease Control and Prevention ("CDC"): Inherited Disease Branch, National Human Genome Research Institute (NHGRI), hereinafter singly or collectively referred to as the Public Health Service ("PHS"); and

     (2) Sequenom, Inc, which has offices at I1 555 Sorrento Valley Road, San Diego, CA 92121-0345, hereinafter referred to as the 'Collaborator."


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                COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

Article 1. Introduction

This Cooperative Research and Development Agreement (CRADA) between PHS and the Collaborator will be effective when signed by all Parties. The research and development activities which will be undertaken by each of the Parties in the course of this CRADA are detailed in the Research Plan (RP) which is attached as Appendix A. The funding and staffing commitments of the Parties are set forth in Appendix B. Any exceptions or changes to the CRADA are set forth in Appendix C. This CRADA is made under the authority of the Federal Technology Transfer Act, 15 U.S.C. (S)37 10a and is governed by its terms.

Article 2. Definitions

As used in this CRADA, the following terms shall have the indicated meanings:

2.1 "Affiliate" means any corporation or other business entity controlled by, controlling, or under common control with Collaborator. For this purpose, "control" means direct or indirect beneficial ownership of at least fifty
     (50) percent of the voting stock or at least fifty (50) percent interest in the income of such corporation or other business.

2.2 "Cooperative Research and Development Agreement" or "CRADA" means this Agreement entered into by PHS pursuant to the Federal Technology Transfer Act of 1986, as amended, 15 U.S.C. 37 10a et. seq. and Executive Order
                                               --------
     12591 of October 10, 1987.

2.3 "Government" means the Government of the United States as represented through the PHS agency that is a Party to this agreement.

2.4  "IP" means intellectual property.

2.5 "Invention" means any invention or discovery which is or may be patentable or otherwise protected under title 35, United States Code, or any novel variety or plant which is or may be protectable under the Plant Variety Protection Act (7 U.S.C. 2321 et. seq.).
                                   --------

2.6 "Principal Investigator(s)" or "PIs" means the persons designated respectively by the Parties to this CRADA who will be responsible for the scientific and technical conduct of the RP.

2.7 "Proprietary/Confidential Information" means confidential scientific, business, or financial information provided that such information does not include:

     2.7.1 information that is publicly known or available from other sources who are not under a confidentiality obligation to the source of the information;

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     2.7.2  information which has been made available by its owners to others without a confidentiality obligation;

     2.7.3 information which is already known by or available to the receiving Party without a confidentiality obligation; or

     2.7.4 information which relates to potential hazards or cautionary warnings associated with the production, handling or use of the subject matter of the Research Plan of this CRADA.

2.8 "Research Materials" means all tangible materials other than Subject Data first produced in the performance of this CRADA.

2.9 "Research Plan" or "RP" means the statement in Appendix A of the respective research and development commitments of the Parties to this CRADA.

2.10 "Subject Invention" means any Invention of the Parties, conceived or first actually reduced to practice in the performance of the Research Plan of this CRADA.

2.11 "Subject Data" means all recorded information first produced in the performance of this CRADA by the Parties.

Article 3. Cooperative Research

3.1 Principal Investigators. PHS research work under this CRADA will be performed by the PHS laboratory identified in the RP, and the PHS Principal Investigator (PI) designated in the RP will be responsible for the scientific and technical conduct of this project on behalf of PHS. Also designated in the RP is the Collaborator PI who will be responsible for the scientific and technical conduct of this project on behalf of the Collaborator.

3.2 Research Plan Change. The RP may be modified by mutual written consent of the Principal Investigators. Substantial changes in the scope of the RP will be treated as amendments under Article 13.6.

Article 4. Reports

4.1 Interim Reports. The Parties shall exchange formal written interim progress reports on a schedule agreed to by the PIs, but at least within twelve (12) months after this CRADA becomes effective and at least within every twelve (12) months thereafter. Such reports shall set forth the technical progress made, identifying such problems as may have been encountered and establishing goals and objectives requiring further effort, any modifications to the Research Plan pursuant to Article 3.2, and all CRADA-related patent applications filed.

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4.2  Final Reports.  The Parties shall exchange final reports of their results within four (4) months after completing the projects described in the RP or after the expiration or termination of this CRADA.

Article 5. Financial and Staffing Obligations

5.1 PHS and Collaborator Contributions. The contributions of the Parties, including payment schedules, if applicable, are set forth in Appendix B. PHS shall not be obligated to perform any of the research specified herein or to take any other action required by this CRADA if the funding is not provided as set forth in Appendix B. PHS shall return excess funds to the Collaborator when it sends its final fiscal report pursuant to Article 5.2, except for staffing support pursuant to Article 10.3. Collaborator acknowledges that the U.S. Government will have the authority to retain and expend any excess funds for up to one (1) year subsequent to the expiration or termination of the CRADA to cover any costs incurred during the term of the CRADA.in undertaking the work set forth in the RP.

5.2 Accounting Records. PHS shall maintain separate and distinct current accounts, records, and other evidence supporting all its obligations under this CRADA, and shall provide the Collaborator a final fiscal report pursuant to Article 4.2.

5.3 Capital Equipment. Equipment purchased by PHS with funds provided by the Collaborator shall be the property of PHS. All capital equipment provided under this CRADA by one party for the use of another Party remains the property of the providing Party unless other disposition is mutually agreed upon by in writing by the Parties. If title to this equipment remains with the providing Party, that Party is responsible for maintenance of the equipment and the costs of its transportation to and from the site where it will be used.

Article 6. Patent Applications

6.1 Reporting. The Parties shall promptly report to each other in writing each Subject Invention and any patent applications filed thereon resulting from the research conducted under this CRADA that is reported to them by their respective employees. Each Party shall report all Subject Inventions to the other Party in sufficient detail to determine inventorship. Such reports shall be treated as Proprietary/Confidential Information in accordance with Article 8.4.

6.2 Filing of Patent Applications. Each party shall be responsible for filing patent or other EP applications in a timely manner and at its own expense. The Parties will consult and mutually determine a filing strategy for jointly owned subject inventions.

6.3 Patent Expenses. The expenses attendant to the filing of patent or other IP applications generally shall be paid by the Party filing such application. If an exclusive license to any Subject Invention is granted to the Collaborator, the Collaborator shall be responsible for all past and future out-of-pocket expenses in connection with the preparation, filing,

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     prosecution and maintenance of any applications claiming such exclusively licensed inventions and any patents or other IP grants that may issue on such applications. The Collaborator may waive its exclusive license rights on any application, patent or other IP grant at any time, and incur no subsequent compensation obligation for that application, patent or IP grant.

6.4  Prosecution of Intellectual Property Applications.  Within one month of
     -------------------------------------------------
     receipt or filing, each Party shall provide the other Party with copies of the applications and all documents received from or filed with the relevant patent or other EP office in connection with the prosecution of such applications. Each Party shall also provide the other Party with the power to inspect and make copies of all documents retained in the patent or other IP application files by the applicable patent or other IP office. Where licensing is contemplated by Collaborator, the Parties agree to consult with each other with respect to the prosecution of applications for PHS Subject Inventions described in Article 6.3 and joint Subject Inventions described in Article 6.4. If the Collaborator elects to file and prosecute IP applications on joint Subject Inventions pursuant to Article 6.4, PHS will be granted an associate power of attorney (or its equivalent) on such IP applications.

Article 7. Licensing

7.1 Option for Commercialization License. With respect to Government IP rights to any Subject Invention not made solely by the Collaborator's employees for which a patent or other IP application is filed, PHS hereby grants to the Collaborator an exclusive option to elect an exclusive or nonexclusive commercialization license, which is substantially in the form of the appropriate model PHS license agreement. This option does not apply to Subject Inventions conceived prior to the effective date of this CRADA that are reduced to practice under this CRADA, if prior to that reduction to practice, PHS has filed a patent application on the invention and has licensed it or offered to license it to a third party. The terms of the license will fairly reflect the nature of the invention, the relative contributions of the Parties to the invention and the CRADA, the risks incurred by the Collaborator and the costs of subsequent research and development needed to bring the invention to the marketplace. The field of use of the license will be commensurate with the scope of the RP.

7.2 Exercise of License Option. The option of Article 7.1 must be exercised by written notice mailed within three (3) months after either (i) Collaborator receives written notice from PHS that the patent or other IP application has been filed; or (ii) the date Collaborator files such IP application. Exercise of this option by the Collaborator initiates a negotiation period that expires nine (9) months after the exercise of the option. If the last proposal by the Collaborator has not been responded to in writing by PHS within this nine (9) month period, the negotiation period shall be extended to expire one (1) month after PHS so responds, during which month the Collaborator may accept in writing the final license proposal of PHS. In the absence of such acceptance, or an extension of the time limits by PHS, PHS will be free to license such IP rights to others.

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     In the event that the Collaborator elects the option for an exclusive license, but no such license is executed during the negotiation period, PHS agrees not to make an offer for an exclusive license on more favorable terms to a third party for a period of six (6) months without first offering Collaborator those more favorable terms. These times may be extended at the sole discretion of PHS upon good cause shown in writing by the Collaborator.

7.3 License for PHS Employee Inventions and Joint Inventions. Pursuant to 15 U.S.C. (S) 37 10a(b)(1)(A), for Subject Inventions made under this CRADA by a PHS employee(s) or jointly by such employee(s) and employees of the Collaborator pursuant to Articles 6.3 and 6.4 and licensed pursuant to the option of Article 7.1, the Collaborator grants to the Government a nonexclusive, nontransferable, irrevocable, paid-up license to practice the invention or have the invention practiced throughout the world by or on behalf of the Government. In the exercise of such license, the Government shall not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C. 552(b)(4) or which would be considered as such if it had been obtained from a non-Federal party.

7.4 License in Collaborator Inventions. Pursuant to 15 U.S.C. (S) 3710a(b)(2), for inventions made solely by Collaborator employees under this CRADA pursuant to Article 6.2, the Collaborator grants to the Government a nonexclusive, nontransferable, irrevocable, paid-up license to practice the invention or have the invention practiced throughout the world by or on behalf of the Government for research or other Government purposes.

7.5 Third Party License. Pursuant to 15 U.S.C. (S) 3710a(b)(1)(B), if PHS grants an exclusive license to a Subject Invention made wholly by PHS employees or jointly with a Collaborator under this CRADA, pursuant to Articles 6.3 and 6.4, the Government shall retain the right to require the Collaborator to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use the invention in Collaborator's licensed field of use on terms that are reasonable under the circumstances; or if the Collaborator fails to grant such a license, to grant the license itself. The exercise of such rights by the Government shall only be in exceptional circumstances and only if the Government determines (i) the action is necessary to meet health or safety needs that are not reasonably satisfied by Collaborator, (ii) the action is necessary to meet requirements for public use specified by Federal regulations, and such requirements are not reasonably satisfied by the Collaborator; or (iii) the Collaborator has failed to comply with an agreement containing provisions described in 15 U.S.C. 3710a(c)(4)(B). The determination made by the Government under this Article is subject to administrative appeal and judicial review under 35 U.S.C. 203(2).

7.6 Joint Inventions Not Exclusively Licensed. In the event that the Collaborator does not acquire an exclusive commercialization license to EP rights in all fields in joint Subject Inventions described in Article 6.4, then each Party shall have the right to use the joint

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     Subject Invention and to license its use to others in all fields not exclusively licensed to Collaborator. The Parties may agree to a joint licensing approach for such EP rights.

Article 8. Proprietary Rights and Publication

8.1 Right of Access. PHS and the Collaborator agree to exchange all Subject Data produced in the course of research under this CRADA. Research Materials will be shared equally by the Parties to the CRADA unless other disposition is agreed to by the Parties.

All Parties to this CRADA will be free to utilize Subject Data and Research Materials for their own purposes, consistent with their obligations under this CRADA.

8.2 Ownership of Subject Data and Research Materials. Subject to the sharing requirements of Paragraph 8.1 and the regulatory filing requirements of Paragraph 8.3, the producing Party will retain ownership of and title to all Subject Inventions, all Subject Data and all Research Materials produced solely by their investigators. Jointly developed Subject Inventions, Subject Data and Research Materials will be jointly owned.

8.3 Dissemination of Subject Data and Research Materials. To the extent permitted by law, the Collaborator and PHS agree to use reasonable efforts to keep Subject Data and Research Materials confidential until published or until corresponding patent applications are filed. Any information that would identify human subjects of research or patients will always be maintained confidentially. To the extent permitted by law, the Collaborator shall have the exclusive right to use any and all CRADA Subject Data in and for any regulatory filing by or on behalf of Collaborator, except that PHS shall have the exclusive right to use Subject Data for that purpose, and authorize others to do so, if the CRADA is terminated or if Collaborator abandons its commercialization efforts. Collaborator acknowledges the basic research mission of the PHS, and agrees that after publication, PHS may make unpatented research materials arising out of this CRADA available to third parties for further research.

8.4 Proprietary/Confidential Information. Each Party agrees to limit its disclosure of Proprietary/Confidential Information to the amount necessary to carry out the Research Plan of this CRADA, and shall place a confidentiality notice on all such information. Confidential oral communications shall be reduced to writing within 30 days by the disclosing Party. Each Party receiving Proprietary/Confidential Information agrees that any information so designated shall be used by it only for the purposes described in the attached Research Plan. Any Party may object to the designation of information as Proprietary/Confidential Information by another Party. Subject Data and Research Materials developed solely by the Collaborator may be designated as Proprietary/Confidential Information when they are wholly separable from the Subject Data and Research Materials developed jointly with PHS investigators, and advance designation of such data and material categories is set forth in the RP. 'Me exchange of other confidential information, e.g., patient-identifying data, should be similarly limited and treated. Jointly developed Subject Data and Research Material derived from the

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     Research Plan may be disclosed by Collaborator to a third party under a confidentiality agreement for the purpose of possible sublicensing pursuant to the Licensing Agreement and subject to Article 8.7.

8.5 Protection of Proprietary/Confidential Information. Proprietary/Confidential Information shall not be disclosed, copied, reproduced or otherwise made available to any other person or entity without the consent of the owning Party except as required under court order or the Freedom of information Act (5 U.S.C. 1 552). Each Party agrees to use its best efforts to maintain the confidentiality of Proprietary/Confidential Information. Each Party agrees that the other Party is not liable for the disclosure of Proprietary/Confidential Information which, after notice to and consultation with the concerned Party, the other Party in possession of the Proprietary/Confidential Information determines may not be lawfully withheld, provided the concerned Party has been given an opportunity to seek a court order to enjoin disclosure.

8.6 Duration of Confidentiality Obligation. The obligation to maintain the confidentiality of Proprietary/Confidential Information shall expire at the earlier of the date when the information is no longer Proprietary Information as defined in Article 2.7 or three (3) years after the expiration or termination date of this CRADA. The Collaborator may request an extension to this term when necessary to protect
     Proprietary/Confidential Information relating to products not yet commercialized.

8.7 Publication. The Parties are encouraged to make publicly available the results of their research. Before either Party submits a paper or abstract for publication or otherwise intends to publicly disclose information about a Subject Invention, Subject Data or Research Materials, the other Party shall be provided thirty (30) days to review the proposed publication or disclosure to assure that Proprietary/Confidential Information is protected. The publication or other disclosure shall be delayed for up to thirty (30) additional days upon written request by any Party as necessary to preserve U.S. or foreign patent or other IP rights.

Article 9. Representations and Warranties

9.1 Representations and Warranties of PHS. PHS hereby represents and warrants to the Collaborator that the official signing this CRADA has authority to do so.

9.2  Representations and Warranties of the Collaborator.

     (a) The Collaborator hereby represents and warrants to PHS that the Collaborator has the requisite power and authority to enter into this CRADA and to perform according to its terms, and that the Collaborator's official signing this CRADA has authority to do so. The Collaborator further represents that it is financially able to satisfy any funding commitments made in Appendix B.

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     (b)  The Collaborator certifies that the statements herein are true, complete, and accurate to the best of its knowledge. The Collaborator is aware that any false, fictitious, or fraudulent statements or claims may subject it to criminal, civil, or administrative penalties.

Article 10.  Termination

10.1 Termination By Mutual Consent. PHS and the Collaborator may terminate this CRADA, or portions thereof, at any time by mutual written consent. In such event the Parties shall specify the disposition of all property, inventions, patent or other EP applications and other results of work accomplished or in progress, arising from or performed under this CRADA, all in accordance with the rights granted to the Parties under the terms of this Agreement.

10.2 Unilateral Termination. Either PHS or the Collaborator may unilaterally terminate this entire CRADA at any time by giving written notice at least thirty (30) days prior to the desired termination date, and any rights accrued in property, patents or other IP rights shall be disposed of as provided in paragraph 10.1.

10.3 Staffing. If this CRADA is mutually or unilaterally terminated prior to its expiration, funds will nevertheless remain available to PHS for continuing any staffing commitment made by the Collaborator pursuant to Article 5.1 above and Appendix B, if applicable, for a period of six (6) months after such termination. If there are insufficient funds to cover this expense, the Collaborator agrees to pay the difference.

10.4 New Commitments. No Party shall make new commitments related to this CRADA after a mutual termination or notice of a unilateral termination and shall, to the extent feasible, cancel all outstanding commitments and contracts by the termination date.

10.5 Termination Costs. Concurrently with the exchange of final reports pursuant to Articles 4.2 and 5.2, PHS shall submit to the Collaborator for payment a statement of all costs incurred prior to the date of termination and for all reasonable termination costs including the cost of returning Collaborator property or removal of abandoned property, for which Collaborator shall be responsible.

Article 11.  Disputes

11.1 Settlement. Any dispute arising under this CRADA which is not disposed of by agreement of the Principal Investigators shall be submitted jointly to the signatories of this CRADA. If the signatories are unable to jointly resolve the dispute within thirty (30) days after notification thereof, the Assistant Secretary for Health (or his/her designee or successor) shall propose a resolution. Nothing in this Article shall prevent any Party from pursuing any additional administrative remedies that may be available and, after exhaustion of such administrative remedies, pursuing all available judicial remedies.

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11.2 Continuation of Work. Pending the resolution of any dispute or claim pursuant to this Article, the Parties agree that performance of all obligations shall be pursued diligently in accordance with the direction of the PHS signatory.

Article 12.  Liability

12.1 Property. The U.S. Government shall not be responsible for damages to any Collaborator property provided to PHS, where Collaborator retains title to the property, or any property acquired by Collaborator for its own use pursuant to this CRADA.

12.2 NO WARRANTIES. EXCEPT AS SPECIFICALLY STATED IN ARTICLE 9, THE PARTIES MAKE NO EXPRESS OR IMPLIED WARRANTY AS TO ANY MATTER WHATSOEVER, INCLUDING THE CONDITIONS OF THE RESEARCH OR ANY INVENTION OR PRODUCT, WHETHER TANGIBLE OR INTANGIBLE, MADE, OR DEVELOPED UNDER THIS CRADA, OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR ANY INVENTION OR PRODUCT.

12.3 Indemnification. The Collaborator agrees to hold the U.S. Government harmless and to indemnify the Government for all liabilities, demands, damages, expenses and losses arising out of the use by die Collaborator for any purpose of the Subject Data, Research Materials and/or Subject Inventions produced in whole or part by PHS employees under this CRADA, unless due to the negligence or willful misconduct of PHS, its employees, or agents. The Collaborator shall be liable for any claims or damages it incurs in connection with this CRADA. PHS has no authority to indemnify the Collaborator.

12.4 Force Majeure. Neither Party shall be liable for any unforeseeable event beyond its reasonable control not caused by the fault or negligence of such Party, which causes such Party to be unable to perform its obligations under this CRADA, and which it has been unable to overcome by the exercise of due diligence. In the event of the occurrence of such a force majeure event, the Party unable to perform shall promptly notify the other Party. It shall further use its best efforts to resume performance as quickly as possible and shall suspend performance only for such period of time as is necessary as a result of the force majeure event.

Article 13.  Miscellaneous

13.1 Governing Law. The construction, validity, performance and effect of this CRADA shall be governed by Federal law, as applied by the Federal Courts in the District of Columbia. Federal law and regulations will preempt any conflicting or inconsistent provisions in this CRADA.

13.2 Entire Agreement. This CRADA constitutes the entire agreement between the Parties concerning the subject matter of this CRADA and supersedes any prior understanding or written or oral agreement.

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13.3  Headings. Tides and headings of the articles and subarticles of this CRADA arc for convenient reference only, do not form a part of this CRADA, and shall in no way affect its interpretation. The PHS component that is the Party for all purposes of this CRADA is the Bureau(s), Institute(s), Center(s) or Division(s) listed on the Cover Page herein.

13.4 Waivers. None of the provisions of this CRADA shall be considered waived by any Party unless such waiver is given in writing to the other Party. The failure of a Party to insist upon strict performance of any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law, shall not be deemed a waiver of any rights of any Party.

13.5 Severability. The illegality or invalidity of any provisions of this CRADA shall not impair, affect, or invalidate the other provisions of this CRADA.

13.6 Amendments. If either Party desires a modification to this CRADA, the Parties shall, upon reasonable notice of the proposed modification or extension by the Party desiring the change, confer in good faith to determine the desirability of such modification or extension. Such modification shall not be effective until a written amendment is signed by the signatories to this CRADA or by their representatives duly authorized to execute such amendment.

13.7 Assignment. Neither this CRADA nor any rights or obligations of any Party hereunder shall be assigned or otherwise transferred by either Party without the prior written consent of die other Party.

13.8 Notices. All notices pertaining to or required by this CRADA shall be in writing and shall be signed by an authorized representative and shall be delivered by hand or sent by certified mail, return receipt requested, with postage prepaid, to the addresses indicated on the signature page for each Party. Notices regarding the exercise of license options shall be made pursuant to Article 7.2. Any Party may change such address by notice given to the other Party in the manner set forth above.

13.9 Independent Contractors. The relationship of the Parties to this CRADA is that of independent contractors and not agents of each other or joint venturers or partners. Each Party shall maintain sole and exclusive control over its personnel and operations. Collaborator employees who will be working at PHS facilities may be asked to sign a Guest Researcher or Special Volunteer Agreement appropriately modified in view of the terms of this CRADA.

13.10 Use of Name or Endorsements. By entering into this CRADA, PHS does not directly or indirectly endorse any product or service provided, or to be provided, whether directly or indirectly related to either this CRADA or to any patent or other EP license or agreement which implements this CRADA by its successors, assignees, or licensees. The Collaborator shall not in any way state or imply that this CRADA is an endorsement of any such product or service by the U.S. Government or any of its organizational units or

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      employees.  Collaborator issued press releases that reference or rely upon the work of PHS under this CRADA shall be made available to PHS at least 7 days prior to publication for review and comment.

13.11 Exceptions to this CRADA. Any exceptions or modifications to this CRADA that are agreed to by the Parties prior to their execution of this CRADA are set forth in Appendix C.

13.12 Reasonable Consent. Whenever a Party's consent or permission is required under this CRADA, such consent or permission shall not be unreasonably withheld.

Article 14.  Duration of Agreement

14.1 Duration. It is mutually recognized that the duration of this project cannot be rigidly defined in advance, and that the contemplated time periods for various phases of the RP are only good faith guidelines subject to adjustment by mutual agreement to fit circumstances as the RP proceeds. In no case will the term of this CRADA extend beyond the term indicated in the RP unless it is revised in accordance with Article 13.6.

14.2 Survivability. The provisions of Articles 4.2, 5-8, 10.3-10.5, 11.1, 12.2-12.4, 13.1, 13.10 and 14.2 shall survive the termination of this CRADA.

                       SIGNATURES BEGIN ON THE NEXT PAGE

                                NHGRI-Sequenom
                            PHS CRADA Model 3/15/99

                             CRADA SIGNATURE PAGE

FOR PHS:


      /s/ Michael M. Gottesman                             9/23/99
------------------------------------             --------------------------
Michael M. Gottesman, M.D.                       Date
Deputy Director for Intramural Research
National Institutes of Health


Mailing Address for Notices:

Technology Transfer Office
National Human Genome Research Institute (NHGRI)
National Institutes of Health
45 Center Drive MSC 6320
Building 45, Room 3As43
Bethesda, MD 20892-6320
Tel. (301) 435-0042
Fax (301) 402-9722

FOR COLLABORATOR

      /s/ Hubert Koster                                    9/17/99
------------------------------------             --------------------------
Hubert Koster, Ph.D.,                            Date
President and CEO
Sequenom, Inc.


Mailing Address for Notices:

Sequenom, Inc.
11555 Sorrento Valley Road
San Diego, CA 92121-1331
Tel. (619) 359-0345
Fax (619) 350-0344

                                NHGRI-Sequenom
                            PHS CRADA Model 3/15/99

                                  APPENDIX A

                                 RESEARCH PLAN

TITLE OF CRADA: Single Nucleotide Polymorphism Genotyping by Mass Spectroscopy
                --------------------------------------------------------------

PHS CO-PRINCIPAL INVESTIGATORS: Robert L. Nussbaum M.D. and Francis S.  Collins,
                                ------------------------------------------------
M.D., Ph.D.
-----------

his/her Laboratory: Inherited Disease Research Branch (IDRB) and the Genetic and
                    ------------------------------------------------------------
Molecular Biology Branch (GMBB).  National Human Genome Research Institute
--------------------------------------------------------------------------
(NHGRI),  National Institutes of Health (NIH)
---------------------------------------------

COMPANY CO-PRINCIPAL INVESTIGATORS: Daniel P. Little, Ph.D. and Andreas Braun,
                                    ------------------------------------------
Ph.D., M.D., Sequenom, Inc.
---------------------------

TERM OF CRADA: Three (3) years.
-------------------------------

The Research Plan which follows this page should be concise but of sufficient detail to permit reviewers of this CRADA to evaluate the scientific merit of the proposed collaboration. The RP should explain the scientific importance of the collaboration and the research goals of PHS and the COMPANY. The respective contributions in terms of expertise and/or research materials of each of the Parties should be summarized. Initial and subsequent projects contemplated under the RP, and the time periods estimated for their completion, should be described and pertinent methodological considerations summarized. Pertinent literature references may be cited and additional relevant information included. Include additional pages to identify the Principal Investigators of all other Parties to this CRADA.


                             NHGRI-Sequenom CRADA
                          Appendix A (Research Plan)
                                  Page 1 of 9

SINGLE NUCLEOTIDE POLYMORPHISM GENOTYPING BY MASS SPECTROSCOPY

Robert L. Nussbaum, M.D.
Inherited Disease Research Branch (IDRB)
National Human Genome Research Institute (NHGRI)
National Institutes of Health (NIH)
Bethesda, MD

Francis S. Collins, M.D., Ph.D.
The Genetic and Molecular Biology Branch (GMBB)
National Human Genome Research Institute (NHGRI)
National Institutes of Health (NIH)
Bethesda, MD

Daniel P. Little, Ph.D.
Sequenom, Inc.
Boston, MA

Andreas Braun, Ph.D., M.D.
Sequenom, Inc.
San Diego, CA

1) GOALS OF THIS CRADA

This CRADA is a two-way research collaboration between 1) the IDRB/NHGRI/NIH (Principal Investigator (PI): Robert L. Nussbaum) and Sequenom, Inc. of San Diego, CA (PI: Daniel Little) and 2) GMBB/NHGRI/NIH (PI: Francis S. Collins) and Sequenom, Inc. (PI: Andreas Braun).

The major CRADA goals are to:



                                      ***

                             NHGRI-Sequenom CRADA
                          Appendix A (Research Plan)
                                  Page 2 of 9

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the commission.

                                      ***

2)   DETAILED DESCRIPTION OF THE CRADA RESEARCH PLAN

A.   IDRB Research Plan: Background and Significance

          "Genetic factors appear to contribute to virtually every human disease. Multiple genes and environmental factors influence most common diseases. A dense map of DNA sequence variants should allow the identification of alleles associated with disease, even for these complex diseases."[1]

          SNP stands for "single nucleotide polymorphism. SNPs are the most common genetic variations and occur once every 100 to 300 bases. A key aspect of research in genetics is the association of sequence variation with heritable phenotypes. It is expected that SNPs will accelerate the identification of disease genes by allowing researchers to look for associations between a disease and specific differences (SNPs) in a
       ------------
       population. This differs from the more typical approach of pedigree analysis, which track transmission of a disease through a family. It is much easier to obtain DNA samples from a random set of individuals in a population than it is to obtain them from every member of a family over several generations."[2]

          The importance of using SNPs for identifying DNA variations associated with disease is underscored by the NHGRI SNP initiative. Anonymized DNA and cell lines from 450 individuals from various ethnic backgrounds are being made available for SNP discovery efforts. Researchers who discover SNPs are encouraged to place the sequence information in the public domain in the NCBI SNP database [3].

                             NHGRI-Sequenom CRADA
                          Appendix A (Research Plan)
                                  Page 3 of 9

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the commission.

          "Once discovered, these polymorphisms can be used by additional laboratories, using the sequence information around the polymorphism and the specific experimental conditions."[2]

     A number of public databases are already in operation, including NCBI's dbSNP, (4360 SNPs as of April 1999), University of Uppsala's HgBase (3220 SNPs as of 3/3/99) and the University of Washington (unknown number of SNPs as of May 1, 1999).

     In order to make SNP genotyping possible on a large-enough scale to allow genome-wide association studies, assays need to be developed that allow the genotyping to be done in a massively parallel manner. Genotyping one locus per individual is not compatible with the need to carry out the tens of thousands of genotypes per individual in a sample of perhaps hundreds of individuals with a particular phenotype and an equal number of controls.

     SNP genotyping technology is a rapidly moving field with many methods being developed and tested. One promising method is to harness the precision of mass spectroscopy (MS) to detect the sequence variants represented by SNPs (see also Figure I). MS provides a rapid, highly discriminating, and automatable detection system that requires very small amounts of input DNA. The disadvantage of MS is that only one sample can be assayed at one time (although in quick succession). To make mass spectroscopy assays parallel; it is necessary first to design assays so that multiple loci can be assayed at one time in such a way that the alleles generated by the different loci are easily discriminated. Second, the upfront processing of DNA for mass spectroscopy genotyping needs to be multiplexed so that multiple loci can be processed for MS assay.

     Sequenom has already developed considerable expertise in designing primers that allow discrimination by mass spectroscometry (MS) of oligonucleotides whose length (and therefore mass) differ just sufficiently to allow robust, unequivocal determination of genotypes (see also http://www.sequenom.com). The design of these assays is now done routinely but on an ad hoc basis, one assay at a time, without attention to how multiplexing the PCR of loci and multiplexing the MS detection could lead to interference between oligonucleotides. PCR failures, or inability of MS to resolve alleles occurring at different loci.

                                      ***

     As more and more SNPs enter the public domain and more SNP assays are developed that rely on MS to detect the alleles, reliable software is needed to automatically scan new loci as they come along and to design primers and assays in a way that attempts to maximize our ability to multiplex the PCR and the allele detection in the context of a large and growing body of already existing multiplexed assays. With tens of thousands of SNPs becoming available, the ability to add new loci to increase map density will quickly outstrip any design method that does not rely on computerized algorithms.

                             NHGRI-Sequenom CRADA
                          Appendix A (Research Plan)
                                  Page 4 of 9

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the commission.

     IDRB can easily assay SNPs one locus at a time using any number of techniques, including single nucleotide extension, allele specific oligonucleotide hybridization, allele specific restriction enzyme digestion. These approaches are generally cumbersome, in that they require gel electrophoresis, are difficult to automate, and are often difficult to multiplex. The MassArray instrument, applied to multiplexed oligonucleotide extension reactions, will allow high automated, high throughput genotyping. One instrument, fed with appropriately multiplexed reactions, could easily generate greater than 4 million genotypes per year at a fraction of the labor costs now required to set up electrophoretic instruments and clean the data coming out of electrophoretic assays. DNA MassArray(TM) is a platform technology that is proprietary to the Collaborator and it will be utilized to carry out the CRADA Research Plan. Improvements, upgrades and/or derivatives of the MassArray(TM) instrument itself (excluding software) are not within the scope of this CRADA Research Plan and therefore remain the property of Sequenom.

B. GMBB Research Plan: Background and Significance

The Finland-United States Investigation of non-insulin dependent diabetes mellitus (NIDDM) FUSION project was initiated five years ago to search for genes conferring susceptibility to Type 2 diabetes. The FUSION project is being conducted in the GMBB. Families have been collected in Finland because of the limited founder pool of that country, as well as the superb medical records system. In Phase 1 of this study, clinical collaborators, led by Dr. Jaakko Tuomilehto, have collected 2,500 DNA samples, including 716 affected sibling pairs and a number of unaffected relatives. Detailed phenotyping has been carried out on both the affecteds and unaffecteds, allowing determination of various parameters of insulin metabolism, obesity, blood pressure, and a variety of other potentially linked phenotypes. The study design has been published (Diabetes Care 1998: 21:949-958). A follow up set ("FUSION II") of an additional 2,500 DNA samples has now been collected. This includes a replication study as well as useful extensions of the initial families.

A 10cM genome scan, using microsatellite markers, has been carried out on the initial 2,500 DNA samples, and sophisticated statistical genetic analyses have been carried out to look for evidence of diabetes susceptibility genes or other related quantitative traits. The most promising findings occur on chromosome 20, where there is evidence for two and possibly three susceptibility genes (Proceedings of National Academy of Sciences USA 1999; 96:2198-2203). Other interesting regions occur on chromosomes 1, 3, 10 and 11.

As with all studies on polygenic disease, the challenge is now to go from these encouraging indications of linkage to the actual responsible gene and the variant within that gene which confers susceptibility. Using a variety of statistical methodologies, it has been possible to narrow the three most interesting regions on chromosome 20, and the best region on chromosome 11, to roughly five centiMorgans each. One centiMorgan corresponds to roughly one million base pairs. One can anticipate that the diabetes susceptibility gene may be travelling on a discernable haplotype that extends across tens (or possibly hundreds) of kilobases.

                                      ***

                             NHGRI-Sequenom CRADA
                          Appendix A (Research Plan)
                                  Page 5 of 9

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the commission.

                                      ***

Based on our early unpublished data on linkage disequilibrium in Finland, we believe that 100 SNPs in an interval of 5 centiMorgans (corresponding roughly to a spacing of 50 kilobases) should be sufficient to discern a haplotype if one exists. This would amount to a total of 400 SNPs. Fortunately, with the rapid progress of the human genome project, SNPs are becoming available across the genome, although not quite at this density. However, it is anticipated that those will be appearing, and efforts will also be made by the FUSION group to derive new ones in our area of greatest interest.

In addition to these localized efforts, which are guided by our own linkage results, numerous examples of variations in candidate genes are coming to light. It is important to test each of those to see whether they confer some degree of susceptibility to diabetes or a related trait. We would expect as many as 100 candidate gene variants to appear over the next 12 months.

Thus we anticipate the need to type a total of 500 single nucleotide polymorphisms over the next 12-18 months. Each of these, in order to be optimally evaluated, would need to be tested against roughly 600 to 800 DNA samples, these being carefully chosen from the complete FUSION set in order to maximize the likelihood of success without carrying out an unnecessarily large amount of genotyping.

The Sequenom mass spectrometry assay for SNPs is a particularly attractive platform for carrying out this analysis, given the potential for very low error rate and high throughput. If multiplexing of up to 10 SNPs in one tube can be accomplished, the attractiveness of the system will be even greater. In many ways, the goals of this collaborative effort are similar and synergistic with the research plan described by Dr. Nussabaum (IDRB), which aims to develop and test roughly 3,000 SNPs across the genome. GMBB's somewhat more modest effort, targeted at 500 SNPs, would emphasize particular candidate regions for diabetes.

                             NHGRI-Sequenom CRADA
                          Appendix A (Research Plan)
                                  Page 6 of 9

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the commission

                                  REFERENCES

1.   NHGRI website
     http://www.nhgri.nih.gov/Grant_info/Funding/discover_polymorphisms.html
     -----------------------------------------------------------------------

2.   NCBI web site FAQ
     http://www.ncbi.nlm.nih.gov/SNP/get_html.cgi?whichHtml=faq#db descr

3. Francis S. Collins, Lisa D. Brooks, and Aravinda Chakravarti. A DNA Polymorphism Discovery Resource for Research on Human Genetic Variation. Genome Research Vol. 8, Issue 12, 1229-1231, December 1998.

3)   RESPECTIVE CONTRIBUTIONS OF THE PARTIES

NHGRI Contributions (both IDRB and GMBB laboratories):

1. Development of PCR assays and internal oligonucleotide assays for 3000 SNPs distributed throughout the genome.
2. Technology transfer of oligonucleotide sequences used for contribution (1) above.
3. Development of software to automate oligonucleotide design to allow multiplex assays and multiplex PCR so that many DNA samples can be processed and assayed in parallel.
4.   Personnel dedicated to the IDRB project:

     Principal investigator (15%), four FTE (100%) positions. These include two molecular biologist laboratory scientists, one computer programmer, and one mass spectroscopist.

     Personnel dedicated to the GMBB project: Two FTE (100% positions).

Sequenom Contributions:

1. Technology transfer (advice on reagents, etc.) for internal oligonucleotide assays including previous experience with oligonucleotide design and software programs for running pipetting robots used in sample preparation and handling.
2. Use of a DNA MassArray(TM) Basic System: a modular, semi-automated system made up of a proprietary matrix (a miniaturized DNA array called the SpectroChip(TM)) and nanospotter technology to prepare samples for matrix assisted laser desorption ionization (MALDI) mass spectrometry analysis of mixtures of oligonucleotides.
3. Provide expert advice and consultation on optimum primer design. The company's expertise in this area, which can only be obtained by first-hand experience in designing these assays specifically for MS, will be necessary in order to optimize multiplexing while still insuring robust, high-resolution discrimination of alleles at multiplexed loci.

                             NHGRI-Sequenom CRADA
                          Appendix A (Research Plan)
                                  Page 7 of 9
    these assays specifically for MS, will be necessary in order to optimize multiplexing while still insuring robust, high-resolution discrimination of alleles at multiplexed loci.

4)  ABSTRACT OF THE RESEARCH PLAN FOR PUBLIC RELEASE

This is a two-way CRADA between two NHGRI laboratories (IDRB and GMBB) and Sequenom, Inc. to develop SNP genotyping assays suitable for mass spectroscopy such that multiple loci can be genotyped in parallel. The IDRB aims to develop and test approximately 3,000 SNPs across the genome whereas the GMBB's main goal is to identify and test approximately 500 SNPs targeted in candidate regions for diabetes. Publicly available anonymous and intragenic polymorphisms may be targeted for assay development.

5)  RELATED CRADAs

None

6)  RELATED MTAs

None

7)  Related patent applications and patents

None

8)  CRADA Conflict of Interest and Fair Access Form

Attached.

                             NHGRI-Sequenom CRADA
                          Appendix A (Research Plan)

FIGURE 1

[ARTWORK DESCRIPTION]              SNP GENOTYPING
                                   BY MASS
                                   SPECTROMETRY

Anneal flanking oligos one of which is biotinylated, and perform PCR

[ARTWORK DESCRIPTION]

Denature and capture biotinylated strand while removing other strand and unused PCR primers

[ARTWORK DESCRIPTION]

Anneal oligonucleotide and extend with mixtures of dideoxynucleotides & deoxynucleotides to generate products that differ between the alleles

[ARTWORK DESCRIPTION]         Oligonucleotides of different masses representing
                              the two alleles

                Separate by mass spectrometry

                                                  Legend
[ARTWORK DESCRIPTION]
                                       SNP: allele 1 . allele 2 .

                                       double stranded DNA [ARTWORK DESCRIPTION]

                                       oligonucleotide [ARTWORK DESCRIPTION]

                                       biotin modification B

                            NHGRI - Sequenom CRADA
                          Appendix A (Research Plan)

                                  APPENDIX B

           FINANCIAL AND STAFFING CONTRIBUTIONS OF THE CRADA PARTIES


There will be no funds transferred from Sequenom, Inc. to NHGRI.

I. Staffing
-----------

A. Sequenom, Inc. personnel contributions (FTEs) to the CRADA:

1  FTE (senior scientist (100%))

B. IDB/NHGRI/NIH personnel contributions (FTEs) to the CRADA:

4.15 FTEs (in total)

Robert Nussbaum (15%)-Principal Investigator
2 Molecular biologists; 1 computer programmer and 1 mass spectroscopist (all
  100%)

C. FUSION personnel contributions (FTEs) to the CRADA:

2  FTEs

II. Equipment and Supplies
--------------------------

Sequenom, Inc. will be providing one DNA MassArray(TM) Basic System to NHGRI (on site in Dr. Nussbaum's laboratory) under a separate lease-to-own contract agreement.

Sequenom will supply all needed consumables for the CRADA Research Plan-related use of the DNA MassArray(TM) Basic System (which includes approximately 40-50 SpectroChips(TM)/month) and handle the support and maintenance of the DNA MassArray(TM) Basic System instrument.



                                NHGRI-Sequenom
                            Appendix B, Page 1 of 1

                                  APPENDIX C

                   EXCEPTIONS OR MODIFICATIONS TO THIS CRADA

1) Modify the definition of 2.10 Subject Invention by adding ***. Furthermore it is understood that DNA MassArray(TM), defined as nucleic acid analysis from arrays by mass spectrometry, which includes existing processes, methods, instrumentation that are proprietary to the Collaborator, is a platform technology that will be utilized to carry out the Research Plan." to the end of the first sentence.

     Paragraph 2.10 reads as follows:

     2.10 "Subject Invention" means any Invention of the Parties, conceived or first actually reduced to practice in the performance of the Research Plan of this CRADA, ***. Furthermore it is understood that DNA MassArray(TM), defined as nucleic acid analysis from arrays by mass spectrometry, which includes existing processes, methods, instrumentation that are proprietary to the Collaborator, is a platform technology that will be utilized to carry out the Research Plan.

2) Within Article 6 Patent Applications add new subarticles 6.2 Collaborator Employee Inventions, 6.3 PHS Employee Inventions and 6.4 Joint Inventions. Renumber all subsequent subparagraphs of Paragraph 6 (e.g., 6.2-6.4 renumbered as 6.5-6.7, respectively).

     6.2 Collaborator Employee Inventions. Collaborator may elect to retain intellectual property rights to each Subject Invention made solely by Collaborator employees. If Collaborator does not elect to retain its intellectual property rights, Collaborator shall offer to assign these intellectual property rights to the Subject Invention to the other Party pursuant to Article 6.5. If PHS declines such assignment, Collaborator may release its intellectual property rights as it may determine.

                                NHGRI-Sequenom
                Appendix C--Modifications to PHS 3/15/99 model
                                  Page 1 of 5


     *** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the commission.

     6.3 PHS Employee Inventions. PHS on behalf of the U.S. Government may elect to retain intellectual property rights to each Subject Invention made solely by PHS employees. If PHS does not elect to retain intellectual property rights, PHS shall offer to assign these intellectual property rights to such Subject Invention to the other Party pursuant to Article 6.5. If Collaborator declines such assignment, PHS may release intellectual property rights in such Subject Invention to its employee inventors pursuant to Article 6.5.

     6.4 Joint Inventions. Each Subject Invention made jointly by PHS and Collaborator shall be jointly owned by the PHS and Collaborator. If any Party decides not to retain its intellectual property rights to a jointly owned Subject Invention, it shall offer to assign its rights to the other inventing Party pursuant to Article 6.6. If the other Parties declines such assignment, the offering Party may dispose of its intellectual property rights as provided in Articles 6.2, 6.3 and 6.5.

3) Add the following two sentences to the beginning of Paragraph 6.5 Filing of Patent Applications: "It is understood by Collaborator that it is the policy of NIH to consider filing patent applications only on discoveries where there is a clear demonstration that patent protection and commercialization of these discoveries will result in a benefit to the public health. In NIH's view, raw genomic DNA sequence, in the absence of demonstrated biological information, lacks demonstrated specific utility and therefore such information and/or discoveries are considered inappropriate material for patent filing."

     Paragraph 6.5 reads as follows:

     6.5 Filing of Patent Applications. It is understood by Collaborator that it is the policy of NIH to consider filing patent applications only on discoveries where there is a clear demonstration that patent protection and commercialization of these discoveries will result in a benefit to the public health. In NIH's view, raw genomic DNA sequence, in the absence of demonstrated biological information, lacks demonstrated specific utility and therefore such information and/or discoveries are considered inappropriate material for patent filing. Each party shall be responsible for filing patent or other IP applications in a timely manner and at its own expense and after consultation with the other Party. The Parties will consult and mutually determine a filing strategy for jointly owned subject inventions.

4) In the last sentence of 6.6 Patent Expenses add "or nonexclusive" after "Collaborator may waive its exclusive" and before "...license rights on any application, patent or other intellectual property grant."

     Paragraph 6.6 reads as follows:

                                NHGRI-Sequenom
                Appendix C--Modifications to PHS 3/15/99 model

     6.6 Patent Expenses. The Party filing such application generally shall pay the expense attendant to the filing of patent or other intellectual property applications. If an exclusive license to any Subject Invention is granted to Collaborator, Collaborator shall be responsible for all past and future out-of-pocket expenses in connection with the preparation, filing, prosecution and maintenance of any applications claiming such exclusively-licensed inventions and any patents or other intellectual property grants that may issue on such applications. Collaborator may waive its exclusive or nonexclusive license rights on any application, patent or other intellectual property grant at any time, and incur no subsequent compensation obligation for that application, patent or intellectual property grant.

5) Add the following new second sentence to Article 7.1 Option for Commercialization License: "The exclusive commercialization license option only applies to DNA MassArray(TM) specific Subject Inventions generated under this CRADA."

Article 7.1 now reads as follows:

     7.1 Option for Commercialization License. With respect to Government IP rights to any Subject Invention not made solely by the Collaborator's employees for which a patent or other IP application is filed, PHS hereby grants to the Collaborator an exclusive option to elect an exclusive or nonexclusive commercialization license, which is substantially in the form of the appropriate model PHS license agreement The exclusive commercialization license option only applies to DNA MassArray(TM) -specific Subject Inventions generated under this CRADA. This option does not apply to Subject Inventions conceived prior to the effective date of this CRADA that are reduced to practice under this CRADA, if prior to that reduction to practice, PHS has filed a patent application on the invention and has licensed it or offered to license it to a third party. The terms of the license will fairly reflect the nature of the invention, the relative contributions of the Parties to the invention and the CRADA, the risks incurred by the Collaborator and the costs of subsequent research and development needed to bring the invention to the marketplace. The field of use of the license will be commensurate with the scope of the RP.

6) In the first sentence of Article 7.5-Third Party license add the word "Collaborator's" after "...or exclusive sublicense to use the invention in" and before "licensed field of use on terms that are reasonable under the circumstances; or if the Collaborator fails to grant such a license, to grant the license itself."

     Article 7.5 reads as follows:


                                NHGRI-Sequenom
                Appendix C--Modifications to PHS 3/15/99 model

     7.5 Third Party License. Pursuant to 15 U.S.C. (S) 3710a(b)(1)(B), if PHS grants an exclusive license to a Subject Invention made wholly by PHS employees or jointly with a Collaborator under this CRADA, pursuant to Articles 6.3 and 6.4, the Government shall retain the right to require the Collaborator to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use the invention in Collaborator's licensed field of use on terms that are reasonable under the circumstances; or if the Collaborator fails to grant such a license, to grant the license itself. The exercise of such rights by the Government shall only be in exceptional circumstances and only if the Government determines (i) the action is necessary to meet health or safety needs that are not reasonably satisfied by Collaborator,
          (ii) the action is necessary to meet requirements for public use specified by Federal regulations, and such requirements are not reasonably satisfied by the Collaborator; or (iii) the Collaborator has failed to comply with an agreement containing provisions described in 15 U.S.C. 3710a(c)(4)(B). The determination made by the Government under this Article is subject to administrative appeal and judicial review under 35 U.S.C. 203(2).

7)   Add the following three sentences to the end of Article 8.1 Right of
     Access: "The Parties agree that DNA sequence information (such as SNPs and related genotype and/or phenotype information), associated research reagents, methodologies and/or data previously generated by NIH, or newly generated under this CRADA by NIH, are Research Resources. NIH reserves the right to distribute such resources and researches tools to others and use them for their own purposes. The Parties further agree that data generated by any Party through the use of such Research Resources with anyone other than the Parties to this Agreement does not constitute Subject Data."

     Article 8.1 now reads as follows:

     8.1 Right of Access. PHS and the Collaborator agree to exchange all Subject Data produced in the course of research under this CRADA. Research Materials will be shared equally by the Parties to the CRADA unless other disposition is agreed to by the Parties. The Parties agree that DNA sequence information (such as SNPs and related genotype and/or phenotype information), associated research reagents, methodologies and/or data previously generated by NIH, or newly generated under this CRADA by NIH, are Research Resources. NIH reserves the right to distribute such resources and researches tools to others and use them for their own purposes. The Parties further agree that data generated by any Party through the use of such Research Resources with anyone other than the Parties to this Agreement does not constitute Subject Data.

8) In the last sentence of 8.2 Ownership of Subject Data and Research Materials add "...except that any Research Resources and/or data generated under this CRADA are subject to NIH's right to distribute them to others and use them for its own purposes"

                                NHGRI-Sequenom
                Appendix C--Modifications to PHS 3/15/99 model after "Jointly developed Subject Inventions, Subject Data and Research Materials will be jointly owned."

     Article 8.2 reads as follows:

     8.2 Ownership of Subject Data and Research Materials. Subject to the sharing requirements of Paragraph 8.1 and the regulatory filing requirements of Paragraph 8.3, the producing Party will retain ownership of and title to all Subject Inventions, all Subject Data and all Research Materials produced solely by their investigators. Jointly developed Subject Inventions, Subject Data and Research Materials will be jointly owned except that any Research Resources and/or data generated under this CRADA are subject to NIH's right to distribute them to others and use them for its own purposes.

9) In the first sentence of 8.6 Duration of Confidentiality Obligation change the term from three (3) years to five (5) years.

     Article 8.6 reads as follows:

     8.6 Duration of Confidentiality Obligation. The obligation to maintain the confidentiality of Proprietary/Confidential Information shall expire at the earlier of the date when the information is no longer Proprietary Information as defined in Article 2.7 or five (5) years after the expiration or termination date of this CRADA. The Collaborator may request an extension to this term when necessary to protect Proprietary/Confidential Information relating to products not yet commercialized.

                                NHGRI-Sequenom
                Appendix C--Modifications to PHS 3/15/99 model
                                  Page 5 of 5